                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
[X]  Definitive Proxy Statement                 Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

                               QUIDEL CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  Fee not required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

                               QUIDEL CORPORATION

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON JULY 29, 1997

To the Stockholders:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Quidel Corporation, a Delaware corporation (the "Company"), will be held on Tuesday, July 29, 1997 at 10:00 a.m., at the offices of the Company located at 10165 McKellar Court, San Diego, California 92121, for the following purposes:

          1. To elect directors to serve for the ensuing year and until their successors are elected.

          2. To ratify the selection of Ernst & Young LLP as independent auditors for the Company for the fiscal year ending March 31, 1998.

          3. To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

     Only stockholders of record at the close of business on June 6, 1997 are entitled to receive notice of and to vote at the meeting and any adjournment thereof.

     ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING. YOU ARE URGED TO SIGN, DATE AND OTHERWISE COMPLETE THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING. IF YOU ATTEND THE MEETING AND WISH TO DO SO, YOU MAY VOTE YOUR SHARES IN PERSON EVEN IF YOU HAVE SIGNED AND RETURNED YOUR PROXY CARD.

                                          By Order of the Board of Directors,

                                          SIGNATURE
                                          Steven C. Burke, Secretary

San Diego, California
July 1, 1997

                               QUIDEL CORPORATION
                              10165 MCKELLAR COURT
                          SAN DIEGO, CALIFORNIA 92121

                            ------------------------

                                PROXY STATEMENT

                            ------------------------

                         ANNUAL MEETING OF STOCKHOLDERS
                                 JULY 29, 1997

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Quidel Corporation, a Delaware corporation (the "COMPANY"), for use at the Company's 1997 Annual Meeting of Stockholders to be held on July 29, 1997 (the "MEETING") and at any and all adjournments and postponements of the Meeting. This Proxy Statement and the accompanying form of proxy will be first mailed to stockholders on or about July 1, 1997.

     The cost of preparing, assembling and mailing the Notice of Annual Meeting of Stockholders, Proxy Statement and form of proxy and the solicitation of proxies will be paid by the Company. Proxies may be solicited in person or by telephone or facsimile by personnel of the Company who will not receive any additional compensation for such solicitations. The Company will pay brokers or other persons holding stock in their name or the names of their nominees for the expenses of forwarding soliciting material to their principals.

                                     VOTING

     The close of business on June 6, 1997 has been fixed as the record date (the "RECORD DATE") for the determination of stockholders entitled to notice of and to vote at the Meeting. On the Record Date, there were outstanding 23,554,333 shares of the Company's voting common stock (the "COMMON STOCK"). Each share of Common Stock is entitled to one vote on any matter that may be presented for consideration and action by the stockholders at the Meeting. The holders of a majority of the outstanding shares of Common Stock on the Record Date and entitled to be voted at the Meeting, present in person or by proxy, will constitute a quorum for the transaction of business at the Meeting and any adjournments and postponements thereof. Abstentions and broker non-votes are counted for the purpose of determining the presence or absence of a quorum for the transaction of business. Abstentions are counted in tabulations of the votes cast on proposals presented to stockholders, whereas broker non-votes are not counted for purposes of determining whether a proposal has been approved.

     Each proxy will be voted FOR (i) the nominees for election as directors named herein and (ii) ratification of the selection of Ernst & Young LLP as the Company's independent auditors for the fiscal year ending March 31, 1998, unless the stockholder otherwise directs in his or her proxy. The ten nominees for director receiving the highest number of votes at the Meeting will be elected. Where the stockholder has appropriately directed how the proxy is to be voted, it will be voted according to the stockholder's directions. Any stockholder has the power to revoke his or her proxy at any time before it is voted at the Meeting by submitting a written notice of revocation to the Secretary of the Company or by filing a duly executed proxy bearing a later date. The proxy will not be voted if the stockholder who executed it is present at the Meeting and elects to vote the shares represented thereby in person.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The following table sets forth certain information as of the Record Date with respect to those known by the Company to be the beneficial owners of more than five percent (5%) of the Company's Common Stock, and certain additional information. On the Record Date, there were 23,554,333 shares of Common Stock outstanding.

                                                                  SHARES BENEFICIALLY
                                                                        OWNED(1)
                                                                ------------------------
                 NAME AND ADDRESS OF BENEFICIAL OWNER             NUMBER      PERCENT(2)
        ------------------------------------------------------  ----------    ----------
        J.P. Morgan Investment Corporation                       2,015,254       8.56%
          902 Market Street
          Wilmington, DE 19801

        Larry N. Feinberg(3)                                     1,672,300       7.10%
          712 Fifth Avenue, 45th Floor
          New York, NY 10019

---------------

(1) Represents sole voting and investment power unless otherwise indicated.

(2) The percentage ownership for each stockholder is calculated by assuming the exercise or conversion of all warrants, rights and convertible securities held by such holder and the nonexercise and nonconversion of all other outstanding warrants, rights and convertible securities.

(3) Includes 1,562,300 shares of Common Stock held by Mr. Feinberg individually and by Oracle Partners, L.P. and Oracle Institutional Partners, L.P. (the "PARTNERSHIPS"). Mr. Feinberg is the President and sole shareholder of Oracle Management Inc., an entity that has investment discretion over the shares held by the Partnerships. Mr. Feinberg is also the managing general partner of each of the Partnerships. Also, includes 110,000 shares of Common Stock owned by Jack W. Schuler. Messrs. Feinberg and Schuler have entered into a voting agreement pursuant to which they have agreed to vote as a group at all Company stockholder meetings all shares of Common Stock beneficially owned by each of them.

     All information with respect to beneficial ownership of the shares referred to above and under "Security Ownership of Management" below is based on filings made by the respective beneficial owners with the Securities and Exchange Commission (the "COMMISSION") or information provided to the Company by such beneficial owners.

                        SECURITY OWNERSHIP OF MANAGEMENT

     The following table sets forth the number of shares of the Company's Common Stock beneficially owned as of the Record Date by each of the present directors and nominees for director of the Company, each executive officer of the Company named in the Summary Compensation Table herein and by all directors and executive officers of the Company as a group:

                                                                  SHARES BENEFICIALLY
                                                                        OWNED(1)
                                                                ------------------------
                 NAME AND ADDRESS OF BENEFICIAL OWNER             NUMBER      PERCENT(2)
        ------------------------------------------------------  ----------    ----------
        DIRECTORS
        Thomas A. Glaze(3)                                         253,940       1.08%
        John D. Diekman, Ph.D.(4)                                   98,427          *
        Richard C.E. Morgan(5)                                     879,747       3.73%
        Mary Lake Polan, M.D., Ph.D.(6)                             32,900          *
        Faye Wattleton(7)                                           22,000          *
        Roger F. Greaves(8)                                         15,000          *
        Rockell N. Hankin(9)                                        40,000          *
        Margaret G. McGlynn, R.Ph.(10)                              15,000          *
        Andre de Bruin                                               1,500          *

        NAMED EXECUTIVE OFFICERS
        Steven T. Frankel(11)**                                    182,151          *
        Lauren G. Otsuki(12)                                        97,153          *
        Allan D. Pronovost(13)                                      32,860          *
        Steven C. Burke(14)                                        116,850          *
        John D. Tamerius(15)                                        75,121
        All directors and executive officers as a group
          (16 persons)(16)                                       1,956,402       8.06%

---------------

  *  Less than one percent.

 **  Also serves as a Director.

 (1) Except for voting powers held jointly with a person's spouse, represents sole voting and investment power unless otherwise indicated.

 (2) The percentage ownership for each stockholder is calculated by assuming the exercise or conversion of all warrants, options exercisable within 60 days of the Record Date and convertible securities held by such holder, and the nonexercise and nonconversion of all other outstanding warrants, options and convertible securities.

 (3) Includes 26,000 shares of Common Stock issuable upon exercise of options that are exercisable on or within 60 days after the Record Date.

 (4) Includes 90,000 shares of Common Stock issuable upon exercise of options that are exercisable on or within 60 days after the Record Date.

 (5) Includes 824,747 outstanding shares of Common Stock held by Wolfensohn Associates L.P. Mr. Morgan may be deemed to have voting and investment power as to all of the shares held by Wolfensohn Associates L.P. because of his position as general partner of the sole general partner of Wolfensohn Associates L.P. Mr. Morgan disclaims beneficial ownership as to all such shares. Also includes 30,000 shares of Common Stock issuable to Mr. Morgan upon exercise of options that are exercisable on or within 60 days after the Record Date.

 (6) Includes 32,000 shares of Common Stock issuable upon exercise of options that are exercisable on or within 60 days after the Record Date.

 (7) Includes 22,000 shares of Common Stock issuable upon exercise of options that are exercisable on or within 60 days after the Record Date.

 (8) Includes 15,000 shares of Common Stock issuable upon exercise of options that are exercisable on or within 60 days after the Record Date.

 (9) Includes 15,000 shares of Common Stock issuable upon exercise of options that are exercisable on or within 60 days after the Record Date.

(10) Includes 10,000 shares of Common Stock issuable upon exercise of options that are exercisable on or within 60 days after the Record Date.

(11) Includes 150,000 shares of Common Stock issuable upon exercise of options that are exercisable on or within 60 days after the Record Date.

(12) Includes 80,089 shares of Common Stock issuable upon exercise of options that are exercisable on or within 60 days after the Record Date.

(13) Includes 32,860 shares of Common Stock issuable upon exercise of options that are exercisable on or within 60 days after the Record Date.

(14) Includes 66,760 shares of Common Stock issuable upon exercise of options that are exercisable on or within 60 days after the Record Date.

(15) Includes 75,121 shares of Common Stock issuable upon exercise of options that are exercisable on or within 60 days after the Record Date.

(16) Includes 720,659 shares of Common Stock issuable upon exercise of options that are exercisable on or within 60 days after the Record Date.

                             ELECTION OF DIRECTORS

NOMINEES FOR ELECTION

     The Company's directors are to be elected at each annual meeting of stockholders. At the Meeting, ten directors, which will make up the entire authorized membership of the Board of Directors, will be elected to serve until the next annual meeting of stockholders and until their successors are elected and qualified. The nominees receiving the greatest number of votes at the Meeting up to the number of authorized directors will be elected.

     The nominees for election as directors at the Meeting set forth in the table below are all incumbent directors. The Board of Directors presently intends to appoint Richard C.E. Morgan to continue as the Chairman of the Board provided that he is reelected. In addition, the Board of Directors presently intends to appoint Andre de Bruin to serve as Vice Chairman of the Board provided that he is elected. Each of the nominees has consented to serve as a director if elected. Unless authority to vote for any director nominee is withheld in a proxy, it is intended that each proxy will be voted FOR such nominee. In the event that any of the nominees for director should before the Meeting become unable to serve if elected, it is intended that shares represented by proxies that are executed and returned will be voted for such substitute nominees as may be recommended by the Company's existing Board of Directors, unless other directions are given in the proxies. To the best of the Company's knowledge, all nominees will be available to serve.

                                                                                          DIRECTOR
       NAME OF NOMINEE            AGE                  PRINCIPAL OCCUPATION                SINCE
------------------------------    ---     ----------------------------------------------  --------
Steven T. Frankel                 54      President and Chief Executive Officer of the      1992
                                          Company
Thomas A. Glaze                   50      President and Chief Executive Officer,            1979
                                          Metabolex, Inc.
John D. Diekman, Ph.D.            54      Chairman of the Board, Affymetrix Inc.            1988
Richard C. E. Morgan              52      General Partner, Wolfensohn Associates, L.P.      1991
Mary Lake Polan, M.D., Ph.D.      53      Professor and Chairman, Department of             1993
                                          Gynecology and Obstetrics, Stanford University
                                          School of Medicine
Faye Wattleton                    53      President, Center for Gender Equality             1994
Roger F. Greaves                  59      Chairman, President and Chief Executive           1995
                                          Officer (Retired), Health Net
Rockell N. Hankin                 50      Senior Partner, Hankin & Co.                      1995
Margaret G. McGlynn, R.Ph.        37      Senior Vice President, Health & Utilization       1996
                                          Management, Merck-Medco Managed Care, L.L.C.
Andre de Bruin                    50      Chairman, President and Chief Executive            N/A
                                          Officer, Somatogen, Inc.

     STEVEN T. FRANKEL joined the Company in June 1992 as President and Chief Operating Officer. In May 1994, Mr. Frankel was elected Chief Executive Officer of the Company. Mr. Frankel has over 30 years of experience in the areas of sales and marketing to the medical, professional and consumer markets. Most recently, as the head of the Asia Pacific Division of Becton Dickinson, he was responsible for sales, marketing, manufacturing and country operations. Prior to establishing the Asia Pacific Division in 1985, Mr. Frankel was President of Becton Dickinson's U.S. Consumer Products Division and also had similar responsibility for Becton Dickinson's European Consumer Products Division.

     THOMAS A. GLAZE, a co-founder of the Company, has been a director since April 1979 and was appointed Chairman of the Board in December 1980, a position he held until April 1992. Mr. Glaze served as President of Monoclonal Antibodies, Inc., the predecessor of the Company, from April 1979 to April 1988 and Chief Executive Officer from April 1988 to January 1991. Mr. Glaze is currently President and Chief Executive Officer of Metabolex, Inc., a pharmaceutical development company, and a director of Fluitek Corporation, a distributor of industrial fluid filter elements.

     JOHN D. DIEKMAN, Ph.D. was President and Chief Operating Officer of the Company from April 1988 until 1991. He has been a director since 1988. From 1986 to 1988, he served as President of Salutar Inc., a biotechnology company. From 1970 to 1986, he was employed with Zoecon Corporation, a biotechnology and agrichemical company, in a variety of positions, including President and Chief Executive Officer. Dr. Diekman is currently a director of Affymax N.V., a pharmaceutical company, and Chairman of Affymetrix Inc., a diagnostic and genomics company. He also serves as a director of Metabolex, Inc., a pharmaceutical development company, Pharmanex, an herbal drug company, Hilltop Laboratories, a site management organization, and is a Managing Director in Bay City Capital, a merchant bank.

     RICHARD C. E. MORGAN has been a director of the Company since May 1990. Mr. Morgan has been a General Partner of Wolfensohn Partners L.P. (the General Partner of Wolfensohn Associates L.P.) since 1986. From 1976 to 1984, Mr. Morgan was an executive director of J. Henry Schroder Wagg & Co. Ltd., a merchant bank, which he joined in 1970. Mr. Morgan was a director and Chairman of MediSense, Inc., from 1987 until its acquisition by Abbot Laboratories in 1996. He has been a director of Lasertechnics, Inc., a printing systems company, since 1985 and since 1994 has been its Chairman and Chief Executive Officer. He has been a director of SEQUUS Pharmaceuticals, Inc., a biotechnology company, since 1990; he has been a director of Celgene Corporation, a biotechnology company, since 1987; and has been a director of Indigo,

N.V., a printing systems company, since 1996. Mr. Morgan also serves as a director of Orbis International, a non-profit organization fighting blindness worldwide.

     MARY LAKE POLAN, M.D., Ph.D. has served as the Chairman of the Department of Gynecology and Obstetrics at Stanford University School of Medicine since 1990. She received her Bachelors' Degree from Connecticut College, followed by a Ph.D. in Molecular Biophysics and Biochemistry, and an M.D. from Yale University School of Medicine. She remained at Yale New Haven Hospital for her residency in Obstetrics and Gynecology, followed by a Reproductive Endocrine Fellowship. She was on the faculty at Yale University until 1990, when she joined Stanford University. She is a practicing clinical Reproductive Endocrinologist with a research interest in ovarian function and granulosa cell steroidogenesis. More recently, her interests have been in the interaction between the immune and endocrine systems and the role of monokines in reproductive events. Dr. Polan also serves on the Medical Advisory Board of Vivus, Inc., and on the Board of Directors of Metra Biosystems and Gynecare, Inc., all in the Bay Area of California, as well as American Home Products of Madison, New Jersey.

     Faye Wattleton brings to the Board of Directors over 25 years of experience as a leader and administrator in the fields of women's health and reproductive rights. She is past president of the Planned Parenthood Foundation of America, at the time of her departure the seventh largest national charity. She was inducted into the National Women's Hall of Fame in 1993. Ms. Wattleton received her Bachelors' of Science Degree from Ohio State University and her Masters of Science Degree from Columbia University School of Nursing, and is the holder of 13 honorary doctorates. She presently serves on the Boards of Directors of Estee Lauder Companies, Empire Blue Cross and Blue Shield, Biotechnology General, and The Henry Kaiser Family Foundation.

     ROGER F. GREAVES is retired Co-Chairman, President and Chief Executive Officer of Health Systems International ("HSI"), one of America's largest managed health care organizations until its recent merger into Foundation Health Systems. Prior to the formation of HSI in 1994, Mr. Greaves was Chairman, President and Chief Executive Officer of Health Net, which became the principle subsidiary of HSI, growing the company from $40 million and 100,000 members in 1982 to over $2 billion and 1,000,000 members. He currently serves on the Foundation Health Systems Board. He created and was founding Chairman of the California Wellness Foundation, a health promotion and disease prevention charity, and was a 10-year member of the Board of Directors of the Group Health Association of America (now known as the American Association of Health Plans), which is the managed care industry's national trade organization.

     ROCKELL N. HANKIN is Senior Partner of Hankin & Co., an entity established in 1986 which provides consulting services. Mr. Hankin is also a director of Alpha Microsystems, a provider of information technology products and services, Semtech Corporation, a manufacturer of electronic components, Sparta, Inc., a provider of a wide range of scientific, engineering and technical assistance services, and Chairman of the Board of House of Fabrics, a company engaged in retail distribution.

     MARGARET G. MCGLYNN, R.PH. serves as the Senior Vice President of Health & Utilization Management at Merck-Medco Managed Care, where she is responsible for developing health and utilization management programs for 50 million Americans covered by Merck-Medco's prescription benefit plans. Prior to joining Merck-Medco in 1994, Ms. McGlynn held several positions at Merck in the U.S. pharmaceutical division, including sales, marketing, business development and managed care marketing. Ms. McGlynn also serves on the executive board for a joint venture between American Home Products and MerckMedco, which is focused on developing disease and health management programs primarily in the area of women's health. She also serves as a Board member of West Bergen Mental Healthcare and the American Red Cross, Bergen Crossroad Chapter.

     ANDRE DE BRUIN was appointed President and Chief Executive Officer of Somatogen, Inc. in July 1994, and was elected as Chairman in January 1996. Immediately prior to joining Somatogen, he was Chairman, President and Chief Executive Officer of Boehringer Mannheim Corporation, Indianapolis, Indiana, a U.S. subsidiary of Corange Ltd., a private, global health care corporation with sales exceeding $3 billion. He held that position since 1989. Mr. de Bruin serves on the Board of Directors of Diametrics Medical, Inc., a public company that manufactures and markets proprietary critical care blood and tissue analysis systems, and

Metabolex, Inc., a privately held company founded to develop therapeutics for diabetes and related metabolic diseases. He has been involved in the global health care industry for more than 25 years in pharmaceuticals, devices and diagnostics.

MEETINGS AND COMMITTEES

     The Board of Directors of the Company held a total of seven meetings, four quarterly and three telephonic, during the fiscal year ended March 31, 1997 ("FISCAL 1997").

     During fiscal 1997, the Audit Committee of the Board of Directors consisted of directors Thomas A. Glaze, Faye Wattleton and Rockell N. Hankin. The purpose of the Audit Committee is to recommend engagement of the Company's independent auditors and to approve the services performed by such auditors. In addition, the Committee reviews and evaluates the Company's accounting principles and its system of internal accounting controls. The Audit Committee met one time in fiscal 1997.

     During fiscal 1997, the Compensation Committee of the Board of Directors consisted of directors John D. Diekman, Ph.D. (Chairman), Mary Lake Polan, M.D., Ph.D., and Roger F. Greaves. The Compensation Committee is authorized to review and approve the Company's compensation policies. The Compensation Committee met three times during fiscal 1997. The report of the Compensation Committee begins at page 11.

     All directors attended more than 75% of the aggregate of all meetings of the Board of Directors and the committees, if any, upon which such directors served.

DIRECTOR COMPENSATION

     Directors who are not employees of the Company receive an annual retainer of $12,000, with the exception of the Chairman of the Board who receives an annual retainer of $18,000. In addition, non-employee directors receive a meeting fee of $1,500 per meeting. The chairman of each committee of the Board of Directors also receives an annual retainer of $1,000.

     Under the Company's 1996 Non-Employee Directors Plan (the "1996 DIRECTOR PLAN"), each non-employee director of the Company is automatically granted a one-time option to purchase 40,000 shares of the Company's Common Stock (subject to a four-year quarterly vesting schedule). All such options are granted at exercise prices equal to 100% of the fair market value on the date of grant. As of March 31, 1997, options to purchase 320,000 shares of the Company's Common Stock under the 1996 Director Plan were outstanding.

     Dr. Polan served as a consultant to the Company. She received a total of $2,750 for consulting services rendered during fiscal 1997.

     Ms. Wattleton is currently serving as a consultant to the Company. She received a total of $10,000 for consulting services rendered during fiscal 1997.

     Mr. de Bruin is currently serving as a part-time employee of the Company. In consideration for his services, Mr. de Bruin receives an annual base salary of $75,000. In addition, on June 23, 1997, Mr. de Bruin received a nonstatutory stock option to purchase up to 300,000 shares of the Company's Common Stock, at an exercise price equal to 100% of the fair market value on the date of grant. The option vests cumulatively as to 100,000 shares at the rate of 6.25% for each full calendar quarter following the date of grant. The option vests as to the remaining 200,000 shares on the fifth anniversary of the date of grant, unless the price per share of the Company's Common Stock equals or exceeds one or more targets identified in Mr. de Bruin's option agreement over any rolling 90-day period, in which case increments of the remaining 200,000 shares will vest on an accelerated basis.

NOTICE REQUIREMENTS APPLICABLE TO STOCKHOLDER NOMINATIONS

     The Bylaws of the Company provide that any stockholder entitled to vote for the election of directors at a meeting may nominate persons for election as directors only if timely written notice of such stockholder's intent to make such nomination is given, either by personal delivery or United States mail, postage prepaid, to the Secretary, Quidel Corporation, 10165 McKellar Court, San Diego, California 92121. To be timely, a stockholder's notice must be delivered to, or mailed and received at, the address provided above, not less than 60 days nor more than 90 days prior to the scheduled annual meeting; provided, however, that if less than 60 days' notice or prior public disclosure of the date of the scheduled annual meeting is given or made, notice by the stockholder, to be timely, must be so received not later than the close of business on the 10th day following the day on which such notice of the date of the scheduled annual meeting was mailed or the day on which such public disclosure was made. A stockholder's notice to the Secretary must set forth: (a) as to each person whom the stockholder proposes to nominate for election or re-election as a director, (i) the name, age, business address and residence address of the person, (ii) the principal occupation or employment of the person, (iii) the class and number of shares of capital stock of the Company beneficially owned by the person, and (iv) any other information relating to the person that is required to be disclosed in solicitations for proxies for election of directors pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"); and (b) as to the stockholder giving the notice (i) the name and address, as they appear on the Company's books, of such stockholder, and (ii) the class and number of shares of the Company's stock that are beneficially owned by such stockholder on the date of such stockholder notice.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

EXECUTIVE COMPENSATION

     The following table sets forth the cash compensation paid or accrued by the Company to the Chief Executive Officer and the other four most highly compensated executive officers of the Company for each of the fiscal years in the three-year period ended March 31, 1997.

                                                ANNUAL               COMPENSATION AWARDS
                                             COMPENSATION        ---------------------------
                                          ------------------                     ALL OTHER
NAME AND PRINCIPAL POSITIONS     YEAR     SALARY(1)    BONUS     OPTIONS(#)     COMPENSATION
-----------------------------    ----     --------     -----     ----------     ------------
Steven T. Frankel                1997     $256,986      --         75,000         --
  President and                  1996      234,596      --         75,000         --
  Chief Executive Officer        1995      212,779      --         50,000         --
Lauren G. Otsuki                 1997     $166,777      --         40,000         --
  Vice President -- Operations   1996      140,298      --         25,000         --
                                 1995      116,315      --         15,000         --
Allan D. Pronovost               1997     $160,371      --         25,000         --
  Vice President -- Research     1996      134,818      --         25,000         --
  and Development                1995      120,858      --         15,000         --
Steven C. Burke                  1997     $149,532      --         25,000         --
  Vice President -- Finance      1996      139,552      --         25,000         --
  and Administration             1995      132,976      --         15,000         --
  Chief Financial Officer
John D. Tamerius                 1997     $136,731      --         25,000         --
  Vice President -- Clinical     1996      126,555      --         25,000         --
  Laboratory Business            1995      120,167      --         15,000         --

---------------

(1) The amounts shown include cash compensation earned and received by executive officers as well as amounts earned but deferred by executive officers pursuant to the Company's 401(k) Plan. The Company did not make any contributions to executive officers' accounts under the 401(k) Plan for the periods indicated.

OPTION GRANTS IN FISCAL 1997

     The following table sets forth information concerning options granted to each of the named executive officers during fiscal 1997:

                                               INDIVIDUAL GRANTS                       POTENTIAL REALIZABLE
                             -----------------------------------------------------       VALUE AT ASSUMED
                                         % OF TOTAL                                    ANNUAL RATES OF STOCK
                                          OPTIONS                                       PRICE APPRECIATION
                                         GRANTED TO                                             FOR
                             OPTIONS     EMPLOYEES      EXERCISE OR                       OPTION TERM(2)
                             GRANTED     IN FISCAL      BASE PRICE      EXPIRATION     ---------------------
           NAME              (#)(1)         1997          ($/SH)           DATE           5%          10%
---------------------------  -------     ----------     -----------     ----------     --------     --------
Steven T. Frankel..........   75,000        14.6%          $3.625         7/30/06      $170,981     $433,299
Lauren G. Otsuki...........   40,000         7.8            3.625         7/30/06        91,190      231,093
Allan D. Pronovost.........   25,000         4.9            3.625         7/30/06        56,994      144,433
Steven C. Burke............   25,000         4.9            3.625         7/30/06        56,994      144,433
John D. Tamerius...........   25,000         4.9            3.625         7/30/06        56,994      144,433

---------------

(1) Options disclosed above were granted pursuant to the Company's 1990 Employee Stock Option Plan (the "1990 EMPLOYEE PLAN") on July 30, 1996. All options disclosed above become fully exercisable on July 30, 2001. Such exercise dates may be accelerated by meeting specific performance objectives or by the Board of Directors in its discretion upon the occurrence of certain events constituting a change in control (as defined in the 1990 Employee
    Plan). The exercise price of the above options is equal to the fair market value of the Common Stock on the date of the grant.

(2) The assumed annual rates of appreciation of five and ten percent would result in the price per share of the Company's stock increasing to $5.90 and $9.40, respectively.

AGGREGATED OPTION EXERCISES IN FISCAL 1997 AND FISCAL YEAR END HOLDINGS AND
VALUES

     The following table sets forth information for the named executive officers regarding the exercise of stock options in fiscal 1997 and unexercised options held at the end of fiscal 1997.

                                                                                           VALUE OF UNEXERCISED
                                                             NUMBER OF UNEXERCISED         IN-THE-MONEY OPTIONS
                                SHARES                        OPTIONS AT 3/31/97             AT 3/31/97(1)($)
                              ACQUIRED ON      VALUE      ---------------------------   ---------------------------
            NAME              EXERCISE(#)   REALIZED($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----------------------------  -----------   -----------   -----------   -------------   -----------   -------------
Steven T. Frankel...........         --       $    --       100,000        250,000        $    --        $37,500
Lauren G. Otsuki............         --            --        58,089        102,000         44,198         16,250
Allan D. Pronovost..........         --            --         7,860         90,000             --         12,500
Steven C. Burke.............     19,052        57,728        38,760         93,000             --         12,500
John D. Tamerius............         --            --        50,121         90,000         99,007         12,500

---------------

(1) Based on the closing price of $3.875 quoted on The Nasdaq National Market on March 31, 1997.

COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

     Under the securities laws of the United States, the directors and executive officers of the Company and persons who own more than ten percent (10%) of the Company's Common Stock are required to report their initial ownership of the Company's Common Stock and any subsequent changes in that ownership to the Commission and The Nasdaq National Market. Specific due dates for these reports have been established, and the Company is required to disclose in this Proxy Statement any late filings during fiscal 1997. To the Company's knowledge, based solely on its review of the copies of such reports required to be furnished to the Company during the fiscal year ended March 31, 1997, all of these reports were timely filed.

                  REPORT OF THE COMPENSATION COMMITTEE OF THE
                  BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors (the "COMMITTEE") administers the Company's executive compensation programs. After consideration of the Committee's recommendations, the full Board of Directors reviews and approves salaries of all elected officers, including those of the executive officers named in the Summary Compensation Table. The Committee is responsible for recommending to the Board and administering all other elements of executive compensation, including annual incentive awards and stock options. The Company's executive compensation programs are designed to:

     - provide competitive levels of base compensation in order to attract, retain and motivate high-quality employees;

     - tie individual total compensation to individual performance and the success of the Company; and

     - align the interests of the Company's executive officers with those of its stockholders.

BASE SALARY

     Base salary is targeted to be moderate yet competitive in relation to salaries commanded by those in similar positions in comparable companies. The Committee reviews management recommendations for executives' salaries and examines survey data for executives with similar responsibilities in comparable companies in the biotechnology industry. Individual salary determinations are based on experience, sustained performance and comparison to peers inside and outside the Company.

ANNUAL INCENTIVE AWARDS

     The Company maintains a management incentive compensation plan that is designed to reward the Company's officers for their contributions to corporate and individual objectives. Under the plan, each participating officer is entitled to receive a cash bonus if certain performance goals are met in a particular fiscal year. The performance goals measure the extent to which the Company has realized or exceeded separate targets for sales and net income during the fiscal year and the extent to which the relevant officer has realized certain personal performance goals. If the specified performance target is achieved, the officer will receive a defined bonus.

     Each eligible employee's potential annual award under the plan is expressed as a percentage of the total base compensation earned by the individual during the fiscal year. During fiscal 1997, the percentages for the Chief Executive Officer and all participating Vice Presidents were set at 40% and 30%, respectively. These percentages could be increased in the event the maximum target levels are exceeded for the sales and net income performance goals. For the year ended March 31, 1997, targeted sales and net income goals were not achieved and as such no incentive compensation was earned or paid.

STOCK OPTIONS

     The Committee administers the 1990 Employee Plan and is responsible for the recommendation to the Board of Directors of stock option grants. The plan is designed to align the interests of management with those of the Company's stockholders. The number of stock options granted is related to the recipient's base compensation and level of responsibility. All options are granted with an option exercise price equal to the fair market value of the Company's Common Stock on the date of the grant.

     The stock option program for the Company's officers is designed to provide a reward for the achievement of the same corporate and individual objectives as provided for under the incentive compensation plan. The program is administered under the 1990 Employee Plan and ties the timing of vesting dates of newly granted stock options to the success of the Company and to individual performance. In fiscal 1997, the program resulted in an aggregate grant of options to purchase 240,000 shares of Common Stock to a total of seven officers. The exercise price of the options is $3.625, which is equal to the closing sales price for the Common Stock on July 29, 1996 as reported on The Nasdaq National Market. All options granted under the program vest in five years from the grant date, but vesting may be accelerated so that up to 50% of such options vest in each of the first two years from the date of grant, with the exact timing of such vesting dependent upon the achievement of certain corporate and individual goals. Under the program, the options granted in fiscal 1997 will be fully vested on July 30, 2001.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

     In determining Mr. Frankel's base salary and bonus, the Committee considered both the Company's overall performance and Mr. Frankel's individual performance by the same measures described above for determining executive officer compensation. The Committee also considered base salary and bonus levels for Chief Executive Officers in comparable companies.

     Mr. Frankel's base salary was increased by 6.7% in February 1997 based on merit. Under the management incentive compensation plan, the Committee tied Mr. Frankel's possible award to the satisfaction of specified sales and net income targets and to the satisfaction of certain personal goals. Although the Company's sales and net income increased significantly in fiscal 1997, the sales and net income targets were not achieved and no incentive compensation was earned or paid. If all of the above targets and goals had been satisfied in fiscal 1997, Mr. Frankel would have earned approximately $102,794 under the plan.

                                          Compensation Committee

                                          John D. Diekman, Ph.D. (Chairman)
                                          Mary Lake Polan, M.D., Ph.D.
                                          Roger F. Greaves

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Other than Dr. Diekman, no current member of the Company's Compensation Committee is a current or former officer or employee of the Company. There are no Compensation Committee interlocks between the Company and other entities involving the Company's executive officers and Board members who serve as executive officers or board members of such other entities.

                      STOCKHOLDER RETURN PERFORMANCE GRAPH

     Set forth below is a line graph comparing the yearly percentage change in the cumulative total stockholder return on the Company's Common Stock with the cumulative total return of the Nasdaq U.S. Index and the Nasdaq Pharmaceutical Index for the period beginning March 31, 1992 and ending March 28, 1997. The graph assumes that all dividends have been reinvested.

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN

        MEASUREMENT PERIOD                                    NASDAQ              QUIDEL
      (FISCAL YEAR COVERED)            NASDAQ U.S.*       PHARMACEUTICAL        CORPORATION
      ---------------------            ------------       --------------        -----------
            3/31/92                       100.0               100.0               100.0
            3/31/93                       115.0                69.2                64.2
            3/31/94                       124.1                69.9                73.6
            3/31/95                       138.0                69.6                67.9
            3/29/96                       187.4               122.8                84.9
            3/31/97                       208.5               112.4                58.5

---------------

 * Nasdaq Stock Market total return indexes prepared by The Center for Research in Securities Prices ("CRSP") at the University of Chicago.

              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

     The Board of Directors has appointed Ernst & Young LLP ("ERNST & YOUNG"), independent auditors, to audit the consolidated financial statements of the Company for the fiscal year ending March 31, 1998 and recommends that the stockholders vote "FOR" ratification of such appointment. In the event of a negative vote on such ratification, the Board of Directors will reconsider its selection.

     Ernst & Young's representatives are expected to be present at the Meeting, to have the opportunity to make a statement if they desire to do so and to be available to respond to appropriate questions.

                                 ANNUAL REPORTS

     The Company's 1997 Annual Report to Stockholders has been mailed to stockholders concurrently with this Proxy Statement, but such report is not incorporated herein and is not deemed to be a part of this Proxy Statement.

     A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K AS FILED WITH THE COMMISSION, WITHOUT EXHIBITS, WILL BE FURNISHED WITHOUT CHARGE TO ANY PERSON FROM WHOM THE ACCOMPANYING PROXY IS SOLICITED UPON WRITTEN
REQUEST TO THE COMPANY'S SECRETARY, STEVEN C. BURKE, AT QUIDEL CORPORATION, 10165 MCKELLAR COURT, SAN DIEGO, CALIFORNIA 92121.

                       DEADLINE FOR STOCKHOLDER PROPOSALS

     Stockholders who wish to include proposals for action at the Company's 1998 Annual Meeting of Stockholders in next year's proxy statement and proxy must cause their proposals to be received in writing by the Company's Secretary at the address set forth on the first page of this Proxy Statement no later than February 27, 1998.

     Stockholders who do not present proposals for inclusion in the Proxy Statement but who still intend to submit a proposal at the 1997 Annual Meeting must, in accordance with the Company's Bylaws, provide timely notice of the matter to the Secretary of the Company. To be timely, written notice must be received by the Secretary no less than 60 days nor more than 90 days prior to the annual meeting. If less than 60 days' notice or prior public disclosure of the date of the scheduled annual meeting is given, then notice of the proposed business matter must be received by the Secretary not later than the close of business on the tenth day following the day on which such notice of the date of the scheduled annual meeting was mailed or the day on which such public disclosure was made. Any notice to the Secretary must include as to each matter the stockholder proposes to bring before the meeting: (a) a brief description of the proposal desired to be brought before the meeting and the reason for conducting such business at the annual meeting, (b) the stockholders name and address, as they appear on the Company's books, (c) the class and number of shares of the Company which are beneficially owned by the stockholder, (d) any material interest of the stockholder in such business and (e) any other information that is required to be provided by the stockholder pursuant to Regulation 14A under the Exchange Act in his or her capacity as a proponent of the stockholder proposal.

                                 OTHER BUSINESS

     The Company knows of no other matters to be submitted to the Meeting. If any other matters properly come before the Meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as the Board of Directors may recommend.

San Diego, California
July 1, 1997

     STOCKHOLDERS ARE URGED TO SPECIFY THEIR CHOICES ON, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ENCLOSED ENVELOPE. PROMPT RESPONSE IS HELPFUL AND YOUR COOPERATION WILL BE APPRECIATED.

                               QUIDEL CORPORATION

           ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JULY 29, 1997

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


        The undersigned Stockholder of QUIDEL CORPORATION, a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement for the Annual Meeting to be held on July 29, 1997 at 10:00 a.m., at the Company's offices located at 10165 McKellar Court, San Diego, California, and hereby appoints Steven T. Frankel and Steven C. Burke, and each of them, proxies and attorneys-in-fact, each with full power of substitution and revocation, and each with all powers that the undersigned would possess if personally present, to vote QUIDEL CORPORATION Common Stock held by the undersigned at such meeting and any postponements or adjournments of such meeting, as set forth on the reverse, and in their discretion upon any other business that may properly come before the meeting.


                 IMPORTANT: SIGNATURE REQUIRED ON REVERSE SIDE

                PLEASE DETACH AND MAIL IN THE ENVELOPE PROVIDED


A  [X] PLEASE MARK YOUR VOTES
       AS IN THIS EXAMPLE.

                                     FOR all nominees listed  WITHHOLD authority
PROPOSAL 1. ELECTION OF DIRECTORS      at right (except as     to vote for all
                                          indicated)           nominees listed
                                                                  to right
                                              [ ]                   [ ]

IF YOU WISH TO WITHHOLD AUTHORITY TO VOTE FOR ANY NOMINEE, STRIKE A LINE THROUGH THAT NOMINEE'S NAME LISTED AT RIGHT.

--------------------------------------------------------------------------
Nominees:       Steven T. Frankel
                Thomas A. Glaze
                John D. Diekman, Ph.D.
                Richard C. E. Morgan
                Mary Lake Polan, M.D., Ph.D.
                Faye Wattleton
                Roger F. Greaves
                Rockell N. Hankin
                Margaret G. McGlynn, R.Ph.
                Andre de Bruin

PROPOSAL 2. To ratify the selection of Ernst & Young LLP as the independent auditors for the Company for the fiscal year ending March 31, 1998.

                  FOR           AGAINST         ABSTAIN
                  [ ]             [ ]             [ ]

PLEASE VOTE, SIGN, DATE AND PROMPTLY RETURN THIS CARD



Signature(s):                                              Date:
             ---------------------------------------------      --------------
NOTE: This Proxy should be dated, signed by the stockholder(s) exactly as his or her name(s) appear hereon and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.